-3-


Tuesday, November 25, 2003

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti, President & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE
November 25, 2003


SALISBURY BANCORP, INC. ANNOUNCES FOURTH QUARTER DIVIDEND

Lakeville, Connecticut, November 25, 2003/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.23 per common share quarterly cash dividend at their November 24, 2003 meeting. Dividends year to date for 2003 total $.92 per common share. This represents an increase of $.04 or 4.6% when comparing year to date dividends of $.88 per share that were paid for the corresponding period in 2002. The quarterly cash dividend will be paid on January 30, 2004 to shareholders of record as of December 31, 2003.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $300 million and capital in excess of $27 million, which has served the communities of northwestern Connecticut and proximate communities in Massachusetts and New York for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.